EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS PROVIDES PRELIMINARY 2010 FINANCIAL RESULTS AND GUIDANCE FOR 2011

•	Anticipated for 2010: Revenue of $285 to $288 Million; Net Income of $48 to $51 Million; Year End Combined Cash and Accounts Receivable Balance in Excess of $200 Million
•	Forecasted for 2011: Total Revenue of $320 to $340 Million and Net Income of $35 to $45 Million

ROCKVILLE, MD, January 10, 2011 —Emergent BioSolutions Inc. (NYSE: EBS) announced today preliminary, unaudited financial results for 2010 and guidance for 2011.

For 2010, the Company estimates total revenue of $285 to $288 million, split between product sales of approximately $251 million and contracts and grants of $34 to $37 million.  The Company also estimates net income of $48 to $51 million.  The Company ended the year with a combined cash and accounts receivable balance in excess of $200 million.  The Company’s accounts receivable balance consists primarily of amounts due related to shipments of BioThrax® received and accepted by the US government, but for which payment is forthcoming.

For 2011, the Company is forecasting total revenue of $320 to $340 million, an increase of up to 19 percent, split between product sales of $255 to $265 million and contracts and grants of $65 to $75 million.  The Company also is forecasting net income of $35 to $45 million.

2011 total revenue is expected to be driven by, among other things:
•	the continuation of deliveries of BioThrax® under the current multi-year procurement contract with CDC;
•	additional deliveries of BioThrax® under a follow-on, multi-year procurement contract with CDC, anticipated to be executed during 1Q 2011 and to begin in 4Q 2011;
•
a significant increase in contracts and grants revenue based primarily on development contracts already in place that are funding the validation and qualification of BioThrax® in the Company’s large-scale manufacturing facility and the further development of PrevithraxTM (rPA); and,

•
collaboration and milestone revenues associated with achievement of clinical development milestones related to the Company’s oncology product candidate, which is under an existing co-development agreement with Abbott, and the Company’s autoimmune product candidate, which was out-licensed to Pfizer.

Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions Inc., stated, “We are delighted with our 2010 performance and are enthusiastic about the prospects for continued growth in 2011.  We look forward to continuing to work with the U.S. government on supplying BioThrax as well as developing additional medical countermeasures in support of their long term commitment to safe guard the American public against biological agents.  We are also excited about the prospect of further developing our infectious disease vaccines and oncology and autoimmune disease therapeutics.”

The 2010 results will be finalized upon the completion of the Company’s external audit, anticipated in early March 2011.

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a global biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed and investigational products target infectious diseases, oncology, and autoimmune disorders.  Additional information about the Company may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our estimates of preliminary results for 2010, and our expected revenue growth and net earnings for 2011, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts; our plans to pursue label expansions and improvements for BioThrax®; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; and other factors identified in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and subsequent reports filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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